Exhibit 10.3(c)

EXECUTION COPY

CENTURYTEL, INC.
SUPPLEMENTAL DOLLARS & SENSE PLAN

2006 RESTATEMENT
EFFECTIVE JANUARY 1, 2005

I.     Purpose of the Plan

1.01    This Supplemental Dollars & Sense Plan was established by CenturyTel, Inc., previously Century Telephone Enterprises, Inc. (the "Company") and its subsidiaries and designated affiliates to provide to certain select management employees the opportunity to defer a portion of their compensation in excess of the deferrals permissible under the terms of the CenturyTel, Inc. Dollars & Sense Plan and Trust (the "Dollars & Sense Plan") maintained by the Company and to allow the Company to make matching contributions based on such deferrals in excess of those permissible under such plan. This Plan is not intended to constitute a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and is designed to be exempt from the participation, vesting, funding and fiduciary responsibility rules of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Plan is intended to comply with Code §409A.

II.   Definitions

As used in this Plan, the following terms shall have the meanings indicated, unless the context otherwise specifies or requires:

2.01    ACCOUNT shall mean the account established under this Plan in accordance with Section 4.01.

2.02    ACCOUNT BALANCE, as of a given date, shall mean the fair market value of a Participant's Account as determined by the Committee. In 2005, each active Participant was given the right to elect to have his Account Balance transferred to the CenturyTel Retirement Plan (“Retirement Plan”) to the extent permitted under the QSERP concept (i.e. to the extent possible given discrimination limitations applicable to the Retirement Plan). Each Participant's Account Balance was reduced by the amount which was transferred to the Retirement Plan, if any. In 2005, under the Code §409A transition rules, each Participant was also given the right to elect to take a distribution of the portion of his Account Balance that was not transferred to the Retirement Plan. Each Participant’s Account Balance was reduced by the amount distributed to him in 2005, if any. Each Participant's Account Balance shall also be reduced by an amount equal to any Profit Sharing Contribution to such Participant's profit sharing account in the CenturyTel, Inc. Dollars & Sense Plan at such time such contribution is made effective for Plan years beginning after 2004. If the Profit Sharing Contribution is made after the end of a calendar year with respect to the preceding calendar year and is made before the due date, including extensions, of the Company’s income tax return for such preceding year, the reduction to the Participant’s Account Balance in this Plan shall also be made with respect to such preceding year.

2.03    BENEFICIARY shall mean the person or persons designated by the Participant to receive benefits after the death of the Participant.

2.04    BOARD OF DIRECTORS shall mean not less than a quorum of the whole Board of Directors of the Company.

2.05    COMMITTEE shall mean three or more members of the Board of Directors of the Company as described in Section 13.01 of the Plan, or the Board if no Committee has been appointed.

2.06    DISABILITY shall mean a condition which makes a Participant unable to perform each of the material duties of his regular occupation where he is likely to remain thus incapacitated continuously and permanently.

2.07    EFFECTIVE DATE of this Plan shall mean the first day of the first payroll period commencing on or after January 1, 1995. The effective date of this Restatement shall mean January 1, 2005.

2.08    EMPLOYER shall mean the Company, any Subsidiary thereof, and any affiliate designated by the Company as a participating employer under this Plan.

2.09    EXCESS SALARY shall mean the amount of a Participant's compensation upon which the Participant can no longer make deferral contributions under the Dollars & Sense Plan due to the application of Code Section 401(a)(17) and 402(g). As provided in Regs. §1.409A-2(a)(11)(i), compensation paid after the last day of the Plan Year solely for services performed during the final payroll period described in Code section 3401(b) shall be treated as compensation for services provided for the subsequent calendar year. This does not apply to Incentive Compensation.

2.10    INCENTIVE COMPENSATION shall mean any amount awarded to a Participant under the Company's Key Employee Incentive Compensation Plan or other executive incentive compensation arrangement maintained by the Company, including the amount of any stock award in its cash equivalent at the time of conversion of the award from cash to stock. A Participant's Incentive Compensation shall be determined on an annual basis and shall, for purposes of this Plan, be allocated to the year in which the Participant performed the services with respect to which the Incentive Compensation was awarded.

2.11    LEAVE OF ABSENCE shall mean any extraordinary absence authorized by the Employer under the Employer's standard personnel practices.

2.12    NORMAL RETIREMENT AGE shall mean age 65.

2.13    NORMAL RETIREMENT DATE shall mean the first day of the month coincident with or next following a Participant's 65th birthday.

2.14    NOTIONAL shall mean imaginary, not actual.

2.15    PARTICIPANT shall mean any officer of the Company, any Subsidiary thereof, and any designated affiliate, who is granted participation in the Plan in accordance with the provisions of Article III.

2.16    PLAN shall mean the CenturyTel, Inc. Supplemental Dollars & Sense Plan, as amended and restated herein.

2.17    PLAN YEAR shall mean the calendar year.

2.18    PROFIT SHARING ACCOUNT shall mean an account first established in 2006 and continuing thereafter under this Plan to which contributions under Section 6.03 shall be credited, which shall vest in accordance with Section 7.02, with respect to which a Participant shall be entitled only to the vested amount in his Profit Sharing Account upon an event requiring payment but which shall be treated as an “Account” for all other purposes of this Plan.

2.19    PROFIT SHARING COMPENSATION shall mean the sum of a Participant’s Profit Sharing Salary and Profit Sharing Incentive Compensation for a particular Plan Year. The determination of a Participant’s Compensation shall be made by the Committee, in its discretion.

2.20    PROFIT SHARING CONTRIBUTIONS shall mean the total dollar amount of contributions made, directly or indirectly, on behalf of a Participant under the CenturyTel, Inc. Employee Stock Ownership Plan.

2.21    PROFIT SHARING CONTRIBUTION PERCENTAGE shall mean the estimated total of the percentage of compensation of employees of the Company contributed by the Company to its ESOP, as determined by dividing the aggregate Profit Sharing Contributions for a particular Plan Year by estimated compensation taken into account under such plans for the Plan Year. The Committee, in its sole discretion, shall determine the Profit Sharing Contribution Percentage for each Plan Year, and such determination shall be binding and conclusive. Notwithstanding the above, until changed by action of the Committee, the Profit Sharing Contribution Percentage for each Plan Year shall be 4% of a Participant’s Profit Sharing Compensation.

2.22    PROFIT SHARING INCENTIVE COMPENSATION shall mean the amount awarded to a Participant under the Company’s Key Employee Incentive Compensation Program or other executive incentive compensation arrangement maintained by the Company, including the amount of any stock award in its cash equivalent at the time of conversion of the award from cash to stock. A Participant’s Profit Sharing Incentive Compensation shall be determined on an annual basis and shall be allocated to the Plan Year in which the Participant performed the services with respect to which the Incentive Compensation was awarded.

2.23    PROFIT SHARING SALARY shall mean a participant’s actual pay for the Plan Year, exclusive, however, of bonus payments, overtime payments, commissions, imputed income on life insurance, vehicle allowances, relocation expenses, severance payments and any other extra compensation.

2.24    PROFIT SHARING YEARS OF SERVICE shall mean all years of service for each Plan Year in which the Participant completes at least 1,000 hours of service. Profit Sharing Years of Service will include all years of service before a Participant became an officer of the Company, years of service following Normal Retirement Date and years of service with any Employer designated by the Company as a participating Employer under this Plan. In addition, periods of Leave of Absence and periods during which severance pay is provided shall be counted for determining years of service.

2.25    SPECIFIED EMPLOYEE shall mean a Participant who is a key employee (as defined in Code §416(i) and the regulations thereunder without regard to Code §416(i)(5)) of the Company if any of its stock is publicly traded on an established securities market or otherwise as of the Participant’s separation from service. A Participant is a key employee if the Participant meets the requirements of Code §416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with regulations thereunder and disregarding Code §416(i)(5)) at any time during the 12-month period ending on any December 31 identification date.

2.26    SUBSIDIARY shall mean any corporation in which the Company owns, directly or indirectly through subsidiaries, at least 50% of the combined voting power of all classes of stock.

2.27    TRANSFER ACCOUNT shall mean the account established under this Plan in accordance with Section 4.01.

III.   Participation

3.01        Any employee who is either one of the officers of the Company in a position to contribute materially to the continued growth and future financial success of the Company, or one who has made a significant contribution to the Company's operations, thereby meriting special recognition, shall be eligible to participate provided the following requirements are met:

(a)  The officer is employed on a full-time basis by the Company and is compensated by a regular salary; and

(b)  The coverage of the officer is duly approved by the Committee.

3.02    If a Participant who retired or otherwise terminated employment is rehired, he shall not again become a Participant in the Plan unless the coverage of the officer is again duly approved by the Committee.

3.03    It is intended that participation in this Plan shall be extended only to those officers who are members of a select group of management or highly compensated employees, as determined by the Committee.

IV.   Accounts and Investments

4.01    An Account shall be established on behalf of each Participant who receives an allocation pursuant to Sections 6.01 and 6.02. Each Participant's Account shall be credited with such allocation, and earnings and gains on his Account Balance, and shall be debited with distributions, losses, and any expenses properly chargeable thereto. A Transfer Account shall be established on behalf of each former inactive Participant in the CenturyTel, Inc. Supplemental Defined Contribution Plan ("SDC Plan") who elected to have his account balance in that plan transferred to another nonqualified plan of the Company. Such Transfer Account shall hold the amount transferred from that plan to this Plan for each such inactive Participant. Such Transfer Account shall be treated as if it were an Account under this Plan, except that in lieu of any other earnings, the balance in each Transfer Account shall be credited with interest at the rate equal to the 6 month Treasury bill rate adjusted each January 1, and the form of payment shall be the form of payment the Participant elected under the SDC Plan and not a lump sum cash payment under Section 9.01.

4.02    Each Participant shall have the same rights with respect to investment of amounts in his Account hereunder as are available from time to time under the Dollars & Sense Plan, as to permissible investment funds, except as provided below. Investment in securities or other obligations issued by the Employer will not be available under the Plan. The investment rights of each Participant hereunder shall extend to all amounts in his Account, including deferral contributions and matching contributions.

4.03    The Account Balances of Participants in the Plan shall be revalued as of the end of each trading day, taking into account the values of the various assets which are Notional investments of the Accounts and taking into account Notional contributions or transfers to each Account during the day and Notional withdrawals or transfers from each Account during the day.

V.    Participant Salary Deferrals

5.01    Each Participant shall make separate written elections, prior to the first day of each Plan Year (or, as to a Participant who first becomes a Participant in the Plan as of a day other than January 1 and who is not then a participant in any other account balance plan of or agreement with the Employer governed by Code §409A, within 30 days after the date the Participant becomes eligible to Participate in the Plan but only with respect to compensation paid for services to be performed subsequent to the election) to defer a portion of his (i) Excess Salary and/or (ii) Incentive Compensation. The amount of allowable deferral pursuant to each of the Participant's elections shall be a whole percentage, not to exceed 25%. An election to defer Excess Salary shall provide for a deferral to be made from each paycheck. An election to defer Incentive Compensation shall provide for a deferral to be made from the bonus check representing the cash portion of such award. Notwithstanding the above, with respect to any Incentive Compensation which is performance-based, as defined in Reg. §1.409A-2(a)(7), each Participant may make a separate written election no later than June 30 of the calendar year performance period.

5.02    Any agreement made under the terms of Section 5.01 shall be irrevocable until the succeeding January 1. As permitted by Reg. §1.409A-3(h)(2)(vii), a Participant may cancel his deferral election due to an unforeseeable emergency or a hardship distribution pursuant to Reg. §1.401(k)-1(d)(3).

5.03    If a Participant does not make new elections for a succeeding Plan Year under Section 5.01, his elections in effect for the current Plan Year shall be deemed to continue in force and effect as if made for such succeeding Plan Year.

VI.     Allocations to Participant's Accounts

6.01    The Employer shall allocate to each Participant's Account the amount of Excess Salary and/or Incentive Compensation deferred by such Participant pursuant to an election made under Section 5.01. The allocation hereunder shall be made as of the date of the paycheck or bonus check to which the deferral by the Participant relates.

6.02    The Employer shall allocate a matching contribution to each Participant's Account under this Plan each Plan Year equal to the total matching percentage (including matching and additional matching contributions) for the year provided by the Dollars & Sense Plan multiplied by the Participant's deferrals under this Plan.

6.03    The Company shall credit a Participant's Profit Sharing Account each Plan Year with an amount equal to Profit Sharing Compensation times Profit Sharing Contribution Percentage minus Profit Sharing Contributions.

VII.     Vesting of Account

7.01    A Participant's Account Balance shall be fully vested at all times.

7.02    A Participant's Profit Sharing Account shall be fully vested and nonforfeitable upon:

(a)  5 Profit Sharing Years of Service,

(b)  attainment of age 55,

(c)  death,

(d)  Disability as defined in Section 2.06, or

(e)  the occurrence of any of the following, each of which shall constitute a "Change of Control": (i) the acquisition by any person of beneficial ownership of 30% or more of the outstanding shares of the common stock, $1.00 par value per share (the "Common Stock"), of CenturyTel, Inc. ("CenturyTel"), or 30% or more of the combined voting power of CenturyTel's then outstanding securities entitled to vote generally in the election of directors; provided, however, that for purposes of this sub-item (i), the following acquisitions shall not constitute a Change of Control: (a) any acquisition (other than a Business Combination (as defined below) which constitutes a Change of Control under sub-item (iii) hereof) of Common Stock directly from CenturyTel, (b) any acquisition of Common Stock by CenturyTel or its subsidiaries, (c) any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by CenturyTel or any corporation controlled by CenturyTel, or (d) any acquisition of Common Stock by any corporation pursuant to a Business Combination that does not constitute a Change of Control under sub-item (iii) hereof; or (ii) individuals who, as of January 1, 2006, constitute the Board of Directors of CenturyTel (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by CenturyTel's shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual's initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or (iii) consummation of a reorganization, share exchange, merger or consolidation (including any such transaction involving any direct or indirect subsidiary of CenturyTel), or sale or other disposition of all or substantially all of the assets of CenturyTel (a "Business Combination"); provided, however, that in no such case shall any such transaction constitute a Change of Control if immediately following such Business Combination: (a) the individuals and entities who were the beneficial owners of CenturyTel's outstanding Common Stock and CenturyTel's voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the surviving or successor corporation, or, if applicable, the ultimate parent company thereof (the "Post-Transaction Corporation"), and (b) except to the extent that such ownership existed prior to the Business Combination, no person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either CenturyTel, the Post-Transaction Corporation or any subsidiary of either corporation) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 20% or more of the combined voting power of the then outstanding voting securities of such corporation, and (c) at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or (iv) approval by the shareholders of CenturyTel of a complete liquidation or dissolution of CenturyTel. For purposes of this Section 7.02(e), the term "person" shall mean a natural person or entity, and shall also mean the group or syndicate created when two or more persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that "person" shall not include an underwriter temporarily holding a security pursuant to an offering of the security.

7.03    If a Participant does not have a fully vested and nonforfeitable Profit Sharing Account upon his termination of Employment, the nonvested Account Balance shall be forfeited. Forfeitures shall be used to reduce Employer Matching Contributions under Section 6.02.

VIII.   Time of Payment and Beneficiaries,

8.01    Except as provided in Section 8.02 and Articles X and XI, a Participant's vested Account Balance is payable immediately upon termination of employment for any reason.

8.02    The Account Balance of a deceased Participant shall be paid within 90 days after his death, and shall be made to his Beneficiary designated on a form provided for such purpose by the Committee. If the Participant fails to designate a beneficiary, his Account Balance shall be payable to his surviving spouse or, if none, to his surviving child or children (or legal representative of any minor child or child who has been declared incompetent or incapable of handling his affairs) in equal shares. The Account Balance of a Participant who dies leaving no spouse or children shall be paid to his estate.

IX.     Form of Benefit Payment

9.01     All payments of the Participant's Account Balance (including the Profit Sharing Account Balance) to the Participant or to the Participant’s Beneficiary shall be in the form of a lump sum cash payment.

X.   Acceleration of Payments.

10.01  If at any time the Plan fails to meet the requirements of Code §409A, an amount equal to the amount required to be included in the Participant’s income as a result of the failure to comply with the requirements of Code §409A shall be paid to the Participant in one lump sum on the first day of the month following the Company’s determination that the failure has occurred.

10.02  If the Plan receives a domestic relations order as defined in Code §414(p)(1)(B) and ERISA §206(d)(3)(B)(ii), the Committee shall accelerate the time of payment to an individual other than the Participant as may be necessary to fulfill such order in an amount not to exceed the Participant’s Account Balance (including such Participant’s Profit Sharing Account Balance), provided that the provisions of ERISA §206(d)(3)(C) through (F) shall apply as if this Plan were governed by part 2 of Title I of ERISA.

10.03  The Committee shall accelerate the time or schedule of a payment under the Plan as may be necessary to comply with a certificate of divestiture as defined in Code §1043(b)(2).

XI.      Delay of Payments

11.01  A payment otherwise due hereunder shall be delayed to a date after the designated payment date under the following circumstances:

(a)  Notwithstanding any other provision hereof, the lump sum cash payment shall be made upon separation from service of a Specified Employee for reasons other than death or Disability on the date that is the first day of the seventh month following the date of the Specified Employee’s separation from service (or, if earlier, the date of death of the Specified Employee).

(b)  Notwithstanding any other provision hereof, a Participant shall not have separated from service with the Company on account of termination of employment for reasons other than death if he would not be counted as having experienced a termination of employment under Reg. §1.409A-1(h)(i) or under the 20% safe harbor rule for employees or the 50% safe harbor rule for nonemployees under Reg. §1.409A-11(h)(ii).

(c)  Payments that would violate loan covenants or other contractual terms to which the Company is a party, where such a violation would result in material harm to the Company (in such case, payment will be made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation, or such violation will not cause material harm to the Company).

(d)  Payment where the Company reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law, provided that the payment shall be made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation. (The making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law).

(e)  Payments the deduction for which the Company reasonably anticipates would be limited by the application of Code §162(m) (in such case, payment will be made at either the earliest date at which the Company reasonably anticipates that the deduction of the payment will not be so limited or the calendar year in which the Participant separates from service).

(f)  Payment may also be delayed upon such other events and conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

XII.     Additional Restrictions on Benefit Payments

12.01  In no event will there be a duplication of benefits payable under the Plan because of employment by more than one participating Employer.

XIII.    Administration and Interpretation

13.01  The Plan shall be administered by the Board of Directors of the Company through a Committee which shall consist of three or more members of such Board. No individual who is or has ever been a member of the Committee shall be eligible to be designated as a participant or receive payments under this Plan. The Committee shall have full power and authority to interpret and administer the Plan and, subject to the provisions herein set forth, to prescribe, amend and rescind rules and regulations and make all other determinations necessary or desirable for the administration of the Plan. The Board may from time to time appoint additional members of the Committee or remove members and appoint new members in substitution for those previously appointed and to fill vacancies however caused.

13.02  The decision of the Committee relating to any question concerning or involving the interpretation or administration of the Plan shall be final and conclusive, and nothing in the Plan shall be deemed to give any employee any right to participate in the Plan, except to such extent, if any, as the Committee may have determined or approved pursuant to the provisions of the Plan.

XIV.   Nature of the Plan

14.01  Benefits under the Plan shall generally be payable by the Company from its own funds, and such benefits shall not (i) impose any obligation upon the trust(s) of the other employee benefit programs of the Company; (ii) be paid from such trust(s); nor (iii) have any effect whatsoever upon the amount or payment of benefits under the other employee benefit programs of the Company. Participants have only an unsecured right to receive benefits under the Plan from the Company as general creditors of the Company. The Company may deposit amounts in a trust established by the Company for the purpose of funding the Company's obligations under the Plan. Participants and their beneficiaries, however, have no secured interest or special claim to the assets of such trust, and the assets of the trust shall be subject to the payment of claims of general creditors of the Company upon the insolvency or bankruptcy of the Company, as provided in the trust.

XV.     Employment Relationship

15.01  An employee shall be considered to be in the employment of the Employer as long as he remains an employee of either the Company, any Subsidiary of the Company, any designated affiliate, or any corporation to which substantially all of the assets and business of any of such entities are transferred. Nothing in the adoption of this Plan nor the designation of any Participant shall confer on any employee the right to continued employment by the Employer, or affect in any way the right of the Employer to terminate his employment at any time. Any question as to whether and when there has been a termination of an employee's employment, and the cause, notice or other circumstances of such termination, shall be determined by the Committee, and its determination shall be final.

XVI.    Amendment and Termination of Plan

16.01  The Company may terminate the Plan and accelerate any payments due (or that may become due) under the Plan:

(a)  Within 12 months of a corporate dissolution of the Company taxed under Code §331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant's gross income in the latest of (i) the calendar year in which the termination occurs, (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture or (iii) the first calendar year in which the payment is administratively practicable.

(b)  Within the 30 days preceding or the 12 months following a Change in Control Event (as defined in Reg. §1.409A-3(g)(5)(i)), if all substantially similar arrangements sponsored by the Company are terminated.

(c)  In the Company’s discretion, provided that: (1) all arrangements sponsored by the Company that would be aggregated with the Agreement under Reg. §1.409A-1(c) if the same employee participated in all of the arrangements are terminated; (2) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangements; (3) all payments are made within 24 months of the termination of the arrangements; and (4) the Company does not adopt a new arrangement that under Reg. §1.409A-1(c) that would be aggregated with the Agreement if the same service provider participated in both arrangements, at any time within five years following the date of termination of the Agreement.

(d)  Due to such other events and conditions as the Commissioner of the IRS may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

16.02  The Company shall amend the Plan as necessary to comply with final regulations issued under Code §409A and may amend the Plan in any other manner that does not cause adverse consequences under such Code Section or other guidance from the Treasury Department or IRS, provided that no amendments shall divest otherwise vested rights of Participants, their Beneficiaries or Spouses.

XVII.      Binding Effect

17.01  This Plan shall be binding on the Company, each Subsidiary and any designated affiliate, the successors and assigns thereof, and any entity to which substantially all of the assets or business of the Company, a Subsidiary, or a designated affiliate are transferred.

XVIII.    Construction

18.01  The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular may indicate the plural, unless the context clearly indicates the contrary. The words "hereof", "herein", "hereunder" and other similar compounds of the word "here" shall, unless otherwise specifically stated, mean and refer to the entire Plan, not to any particular provision or Section. Article and Section headings are included for convenience of reference and are not intended to add to, or subtract from, the terms of the Plan.

18.02  Any provision of the Plan that would cause a violation of Code §409A if followed shall be disregarded.

XIX.   Demand For Benefits

19.01  Benefits upon termination of employment shall ordinarily be paid to a Participant without the need for demand, and to a beneficiary upon receipt of the beneficiary's address and Social Security Number (and evidence of death of the Participant, if needed). Nevertheless, a Participant or a person claiming to be a beneficiary who claims entitlement to a benefit can file a claim for benefits with the Committee. The Committee shall accept or reject the claim within 30 days of its receipt. If the claim is denied, the Committee shall give the reason for denial in a written notice calculated to be understood by the claimant, referring to the Plan provisions that form the basis of the denial. If any additional information or material is necessary to perfect the claim, the Committee will identify these items and explain why such additional material is necessary. If the Committee neither accepts or rejects the claim within 30 days, the claim shall be deemed denied. Upon the denial of a claim, the claimant may file a written appeal of the denied claim to the Committee within 60 days of the denial. The claimant shall have the opportunity to be represented by counsel and to be heard at a hearing. The claimant shall have the opportunity to review pertinent documents and the opportunity to submit issues and argue against the denial in writing. The decision upon the appeal must be made no later than the later of (a) 60 days after receipt of the request for review, or (b) 30 days after the hearing. The Committee must set a date for such a hearing within 30 days after receipt of the appeal. In no event shall the date of the hearing be set later than 60 days after receipt of the notice. If the appeal is denied, the denial shall be in writing. If an initial claim is denied, and the claimant is ultimately successful, all subsequent reasonable attorney's fees and costs of claimant, including the filing of the appeal with the Committee, and any subsequent litigation, shall be paid by the Employer unless the failure of the Employer to pay is caused by reasons beyond its control, such as insolvency or bankruptcy.

IN WITNESS WHEREOF, CenturyTel, Inc. has executed this Plan this 29th day of November, 2006.

CENTURYTEL, INC.

BY: /s/ R. Stewart Ewing, Jr.
R. Stewart Ewing, Jr.
Executive Vice President and Chief Financial Officer